Exhibit 3.10

Delaware PAGE 2

The First State

        I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF
DELAWARE DO HEREBY CERTIFY THAT THE ATTACHED IS A TRUE AND
CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “BORDEN
CHEMICAL FOUNDRY, LLC”, FILED IN THIS OFFICE ON THE TWENTY-FIRST
DAY OF DECEMBER, A.D. 2006, AT 1:53 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
3376031 8100V		AUTHENTICATION: 5310099
061175099	[LOGO]	DATE: 12-27-06

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

•	First: The name of the limited liability company is Borden Chemical Foundry, LLC

•	Second: The address of its registered office in the State of Delaware is 2711 Centerville Road Suite 400 in the City of Wilmington, DE 19808. The name of its Registered agent at such address is Corporation Service Company

•	Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is .”)

•	Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 21st day of December, 2006.

By:	/s/ Thomas V. Barr
Authorized Person(s)

Name:	/s/ Thomas V. Barr, Authorized Person
Typed or Printed

State of Delaware Secretary of State Division of Corporations Delivered 01:58 PM 12/21/2006 Filed 01:53 PM 12/21/2006 SRV 061175099 – 3376031 FILE